Zenith

DISTRIBUTION AGREEMENT

AGREEMENT dated as of the 30th day of April, 2007, by and between METROPOLITAN SERIES FUND, INC., a Maryland corporation (the “Fund”), and METLIFE SECURITIES, INC., a Delaware corporation (the “Distributor”).

W I T N E S S E T H:

In consideration of the premises and covenants hereinafter contained, the Fund and the Distributor agree as follows:

1. Distributor. The Fund hereby appoints the Distributor as general distributor of the Class A shares, the Class B shares, the Class D shares, the Class E shares and the Class F shares (each, a “Class”) of each series of shares of common stock of the Fund listed on Schedule A attached hereto (each, a “Portfolio”). Upon the termination of this agreement with respect to any Class of shares of a Portfolio, the Fund’s appointment of the Distributor as general distributor of such Class’s shares shall expire. The Fund reserves the right to refuse at any time or times to sell any shares hereunder for any reason deemed adequate by the Board of Directors of the Fund.

2. Sale and Payment. Under this agreement, the following provisions shall apply with respect to the sale and payment for Fund shares:

(a)	The Distributor shall have the right, as principal, to purchase Fund shares from the Fund at their net asset value and to sell such shares to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right, as principal, to sell shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor.

(b)	Prior to the time of delivery of any shares by the Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Fund or to its order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such shares. The Distributor shall retain so much of any sales charge or underwriting discount as is not allowed by it as a concession to dealers.

3. Fees. For its services as general distributor of Fund shares, the Distributor shall receive no compensation. However, for shareholder services provided to shareholders of Class B shares, Class D shares, Class E shares and Class F shares of any Portfolio, the Fund shall pay to the Distributor a fee either for compensation (or reimbursement of expenses) of the costs of distribution or as a shareholder service fee for personal service and/or maintenance of shareholder accounts (“Shareholder Services”) to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets allocable to the Class B shares of each Portfolio, 0.10% of the average daily net assets allocable to the Class D shares of each Portfolio, 0.15% of the average daily net assets allocable to the Class E shares of each Portfolio, and 0.20% of the average daily net assets allocable to the Class F shares of each Portfolio, in each case pursuant to the distribution and service plan with respect to the Class B shares, Class D shares, Class E shares and Class F shares of each Portfolio (the “Distribution Plan”), as amended from time to time. The Fund hereby acknowledges that the Distributor intends to enter into agreements with one or more of its affiliates or other entities through which such affiliates and other entities will be obligated to provide certain Shareholder Services to the Fund.

4. Net Asset Value Per Share. All subscriptions and sales of a Class’s shares by the Distributor hereunder shall be at the net asset value per share of the respective Class in accordance with the provisions of the Articles of Incorporation and By-laws of the Fund and the applicable then-current prospectus and statement of additional information (“Prospectus”) of the relevant Portfolio.

5. Fund Issuance of Portfolio Shares. The delivery of shares of a Class shall be made promptly by a credit to a shareholder’s open account for the applicable Class. The Fund reserves the right (a) to issue Portfolio shares at any time directly to the shareholders of the particular Portfolio as a share dividend or share split, (b) to issue to such shareholders shares of the particular Portfolio, or rights to subscribe to shares of such Portfolio, as all or part of any dividend that may be distributed to shareholders of such Portfolio or as all or part of any optional or alternative dividend that may be distributed to shareholders of such Portfolio and (c) to sell Portfolio shares in accordance with the current applicable Prospectus of the Portfolio.

6. Repurchase. The Distributor shall act as agent for the Fund in connection with the repurchase of Portfolio shares by the Fund to the extent and upon the terms and conditions set forth in the current applicable Prospectus of the Portfolio, and the Fund agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred in connection with such repurchases.

7. Undertaking Regarding Sales. The Distributor shall use reasonable efforts to sell Portfolio shares but does not agree hereby to sell any specific number of Portfolio shares and shall be free to act as distributor of the shares of other investment companies. Portfolio shares will be sold by the Distributor only against orders therefor. The Distributor shall not purchase Portfolio shares from anyone except in accordance with Section 5 hereof and shall not take “long” or “short” positions in Portfolio shares contrary to the Articles of Incorporation or By-laws of the Fund. Portfolio shares shall be issued by the Fund, after payment therefor has been credited to the account of such Portfolio.

8. Compliance. The Distributor shall conform to the Rules of Fair Practice and other applicable rules of the National Association of Securities Dealers, Inc. and NASD Regulation, Inc., and any applicable laws relating to the sale of securities of any jurisdiction in which it sells, directly or indirectly, any Portfolio shares. The Distributor agrees to make timely filings with the Securities and Exchange Commission (“SEC”) in Washington, D.C., the National Association of Securities Dealers, Inc. and such other regulatory authorities as may be required, of any sales literature relating to the Fund and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Fund sufficient copies of any agreements or plans it intends to use in connection with any sales of Portfolio shares in adequate time for the Fund to file and clear them with the proper authorities before they are put in use (which the Fund agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

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9. Registration and Qualification of Portfolio Shares. The Fund agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Portfolio shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of the Fund and of the Portfolio shares under the federal Securities Act of 1933 and the federal Investment Company Act of 1940 (the “1940 Act”); to the end that there will be available for sale from time to time such number of Portfolio shares as the Distributor may reasonably be expected to sell. The Fund shall advise the Distributor promptly of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Fund or the Portfolio shares, or rights to offer the Portfolio shares for sale, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the registration statement or Prospectus of the Fund in order to make the statements therein not misleading.

10. Distributor Independent Contractor. The Distributor shall be an independent contractor. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

11. Expenses Paid by Distributor. While the Distributor continues to act as agent of the Fund to obtain subscriptions for and to sell Fund shares, the Distributor shall pay the following with respect to all shares of each Portfolio:

(a)	all expenses of printing (exclusive of typesetting) and distributing any prospectus for use in offering Fund shares for sale, and all other copies of any such prospectus used by the Distributor, and

(b)	all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Fund shares for sale.

12. Interests in and of Distributor. It is understood that any of the shareholders, directors, officers, employees and agents of the Fund may be a shareholder, director, trustee, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Articles of Incorporation or By-laws of the Fund and the articles of organization or by-laws of the Distributor, or by specific provision of applicable law.

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13. Effective Date and Termination. This Agreement shall become effective as of the date stated above and

(a)	Unless otherwise terminated, this Agreement shall continue in effect with respect to the shares of each Class of each Portfolio so long as such continuation is specifically approved at least annually (i) by the Board of Directors of the Fund or by the vote of a majority of the votes which may be cast by shareholders of that Class and (ii) by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Distributor or the Fund and have no direct or indirect financial interest in the relevant Distribution Plan or in any agreement related to such Distribution Plan, cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Agreement may at any time be terminated with respect to the shares of any Class of any Portfolio on sixty days’ notice to the Distributor by vote of a majority of the Fund’s Board of Directors then in office or by the vote of a majority of the votes which may be cast by shareholders of that Class.

(c)	This Agreement shall automatically terminate in the event of its assignment.

(d)	This Agreement may be terminated by the Distributor on ninety days’ written notice to the Fund.

Termination of this Agreement pursuant to this section shall be without payment of any penalty.

14. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)	The “vote of a majority of the votes which may be cast by shareholders” of a Class means (1) 67% or more of the votes of that Class present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Class entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of such Class entitled to vote at such meeting, whichever is less.

(b)	The terms “affiliated person,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

15. Amendment. This Agreement may be amended at any time with respect to the shares of any Class of any Portfolio by mutual consent of the parties, provided that such consent on the part of such Class shall be approved (i) by the Board of Directors of the Fund or by vote of a majority of the votes which may be cast by shareholders of such Class and (ii) by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Distributor or the Fund and have no direct or indirect financial interest in the relevant Distribution Plan or in any agreement related to such Distribution Plan, cast in person at a meeting called for the purpose of voting on such approval.

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16. Applicable Law and Liabilities. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All sales hereunder are to be made, and title to the Portfolio shares shall pass, in Boston, Massachusetts.

17. Limited Recourse. The Distributor hereby acknowledges that the Fund’s obligations hereunder with respect to the shares of any Portfolio are binding only on the assets and property belonging to such Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on this the 30th day of April, 2007.

METROPOLITAN SERIES FUND, INC.

By
John F. Guthrie, Jr.
Senior Vice President

METLIFE SECURITIES, INC.

By
Charles E. Fuller
Vice President

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Schedule A

BlackRock Money Market Portfolio

Western Asset Management Strategic Bond Opportunities Portfolio

Western Asset Management U.S. Government Portfolio

BlackRock Bond Income Portfolio

MFS Total Return Portfolio

BlackRock Legacy Large Cap Growth Portfolio

Capital Guardian U.S. Equity Portfolio

Davis Venture Value Portfolio

FI Value Leaders Portfolio

Harris Oakmark Focused Value Portfolio

Jennison Growth Portfolio

Loomis Sayles Small Cap Portfolio

Zenith Equity Portfolio

MetLife Conservative Allocation Portfolio

MetLife Conservative to Moderate Allocation Portfolio

MetLife Moderate Allocation Portfolio

MetLife Moderate to Aggressive Allocation Portfolio

MetLife Aggressive Allocation Portfolio

FI Large Cap Portfolio

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MSF Original

DISTRIBUTION AGREEMENT

Distribution Agreement as of April 30, 2007, by and between METROPOLITAN SERIES FUND, INC., a corporation organized under the laws of Maryland (the “Fund”), and METLIFE SECURITIES, INC., a Delaware corporation (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the fund is registered under the Investment Company Act of 1940 (the “Investment Company Act”) as a diversified open-end management investment company and it is affirmatively in the interest of the Fund to offer its shares for sale continuously, pursuant to a prospectus (as now and hereafter amended or supplemented, the “Prospectus”) currently effective under the Securities Act of 1933 (the “Securities Act”); and

WHEREAS, the Fund is comprised of separate portfolios, certain of which are listed on Schedule A attached hereto (the “Portfolios”), each of which pursues its investment objectives through separate investment policies; and

WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission; and

WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the continuous offering of each class of shares of the common stock, par value $.01 per share, of the Fund’s Portfolios (the “shares”), in order to promote the growth of the Fund and facilitate the distribution of its shares.

NOW, THEREFORE, the parties agree as follows:

Section 1. Appointment of the Distributor.

The Fund hereby appoints the Distributor as the principal underwriter and distributor of the Fund to offer and sell shares of the Portfolios, and the Distributor hereby accepts such appointment. The Fund during the term of this Agreement shall sell its shares to pursuant to orders obtained by the Distributor, at net asset value as set forth in the Prospectus, and upon the terms and conditions set forth below.

Section 2. Exclusive Nature of Duties.

The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distributor with respect to the Portfolios.

Section 3. Sale and Redemption of Shares of the Fund.

(a) Orders for the purchase and redemption of the Portfolios’ shares (and payment for shares, in the case of a purchase) shall be transmitted directly from the purchasers to the Fund or its agent.

(b) The Fund shall have the right to suspend the redemption of shares of any of its Portfolios pursuant to the conditions set forth in the Prospectus. The Fund shall also have the right to suspend the sale of shares of any or all of its Portfolios at any time when it is authorized to suspend redemption of such shares.

(c) The Fund will give the Distributor prompt notice of any such suspension and shall promptly furnish such other information in connection with the sale and redemption of Fund shares as the Distributor reasonably requests.

(d) The Fund (or its agent) will make appropriate book entries upon receipt by the Fund (or its agent) of orders and payments for shares or requests for redemption thereof, and will issue and redeem shares and confirm such transactions in accordance with applicable laws and regulations.

(e) Any of the outstanding shares of the Portfolios may be tendered for redemption at any time, and the Fund agrees to redeem any such shares to tendered in accordance with the applicable provisions of the Prospectus and the Fund’s Articles of Incorporation. The redemption price shall be the net asset value per share next determined after the initial receipt of proper notice of redemption.

Section 4. Duties of the Fund.

(a) The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distributor of shares of the Fund. The Fund shall also make available to the Distributor such number of copies of its Prospectus as the Distributor shall reasonably request.

(b) The Fund shall take, from time to time, but subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares in each Portfolio and to register shares under the Securities Act, to the end that there will be available for sale such number of shares in each Portfolio as may reasonably be expected to be sold and issued.

(c) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of shares of each of its Portfolios for sale under the securities laws of such states as the Distributor and the Fund may approve, if such qualification is required by such securities laws. Any such qualification may withheld, terminated or withdrawn by the Fund at any time in its discretion. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification and with registration under the Securities Act.

(d) The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Fund.

Section 5. Duties of the Distributor.

(a) The Distributor shall devote reasonable time and effort to effect sales of shares of the Fund, but it shall not be obligated to sell any specific number of shares in any Portfolios.

(b) In selling the shares of the Portfolios, the Distributor shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws and regulations and the regulations of the National Association of Securities Dealers, Inc. (the “NASD”), relating to the sale of such securities. Neither the Distributor nor any other person is authorized by the Fund to give any information or to make any representation, other than those contained in the registration statement or related Prospectus and any sales literature authorized by responsible officers of the Distributor.

(c) The Distributor shall act as an independent contractor and nothing herein contained shall constitute the Distributor, its agents or representatives, or any employees thereof as employees of the Fund in connection with the sale of shares of the Portfolios.

The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

The Distributor will maintain at is own expense insurance against public liability in such an amount as the Fund and the Distributor may from time to time agree.

Section 6. Payment of Expenses.

(a) The parties acknowledge that the Fund has created multiple classes for its Portfolios (which Portfolios are referred to herein as “Multiple-Class Portfolios”).

(b) As to the shares of any Portfolio that is not a Multiple-Class Portfolio (i.e., a “Single Class Portfolio”), and as to each Multiple-Class Portfolio’s class of shares (the “Class A” shares) that is not subject to a distribution plan under Investment Company Act Rule 12b-1 (a “Rule 12b-1 Plan”), the Distributor will, from its own resources, pay (or cause to be paid) all distribution expenses and costs i.e., those arising from any activity which is primarily intended to result in the sale of such shares.

(c)

(i) The Distributor, on behalf of the Fund, is hereby authorized, from time to time, to (i) enter into separate written agreements (“Service or Sales Agreements”), on terms and conditions not inconsistent with this Agreement, with (A) insurance companies (“Insurance

Companies”) that are eligible to purchase the Portfolios’ shares and that agree to service or to participate in distributing the shares, directly or through their affiliated broker-dealers, by means of the distribution of such Purchasers’ variable annuity contracts and variable life insurance policies that will be funded with such shares (collectively “Variable Products”); or with (B) other broker-dealers or other financial intermediaries (along with any Insurance Companies, “Purchasers”) which agree to service and/or sell shares to eligible tax-exempt benefit plans (“Qualified Plans”); and to use their best efforts to solicit applications for such Variable Products or Qualified Plans.

(ii) The Board of Directors of the Fund may, in its sole discretion, determine that certain Portfolios and classes of shares of the Fund shall be available only to certain types of Variable Products, Qualified Plans or to a single Purchaser.

(iii) As compensation to the Distributor for services rendered and expenses borne as a Distributor hereunder, each Multiple-Class Portfolio shall pay the Distributor a monthly fee (payable on or before the fifth (5th) business day of the following month) at a rate equal to 0.25% per annum of the average daily net assets of the Portfolio attributable to Class B shares with respect to which the Distributor provides services and/or assumes expenses under the Fund’s Rule 12b-1 Plan applicable to those shares. The Distributor may, but need not, be obligated to pay the Purchasers service or distribution fees pursuant to Service or Sales Agreements, as described in subsection (i) hereof.

(iv) As compensation to the Distributor for services rendered and expenses borne as a Distributor hereunder, each Multiple-Class Portfolio shall pay the Distributor a monthly fee (payable on or before the fifth (5th) business day of the following month) at a rate equal to 0.10% per annum of the average daily net assets of the Portfolio attributable to Class D shares with respect to which the Distributor provides services and/or assumes expenses under the Fund’s Rule 12b-1 Plan applicable to those shares. The Distributor may, but need not, pay the Purchasers service or distribution fees pursuant to Service or Sales Agreements, as described in subsection (i) hereof.

(v) As compensation to the Distributor for services rendered and expenses borne as a Distributor hereunder, each Multiple-Class Portfolio shall pay the Distributor a monthly fee (payable on or before the fifth (5th) business day of the following month) at a rate equal to 0.15% per annum of the average daily net assets of the Portfolio attributable to Class E shares with respect to which the Distributor provides services and/or assumes expenses under the Fund’s Rule 12b-1 Plan applicable to those shares. The Distributor may, but need not, pay the Purchasers service or distribution fees pursuant to Service or Sales Agreements, as described in subsection (i) hereof.

(vi) As compensation to the Distributor for services rendered and expenses borne as a Distributor hereunder, each Multiple-Class Portfolio shall pay the Distributor a monthly fee (payable on or before the fifth (5th) business day of the following month) at a rate equal to 0.20% per annum of the average daily net assets of the Portfolio attributable to Class F shares with respect to which the Distributor provides services and/or assumes expenses under the Fund’s Rule 12b-1 Plan applicable to those shares. The Distributor may, but need not, pay the Purchasers service or distribution fees pursuant to Service or Sales Agreements, as described in subsection (i) hereof.

(v) The Distributor shall furnish to the Fund, at least quarterly, reports as to the sales of the Fund’s Class B, Class D, Class E or Class F shares made pursuant to this Agreement. These reports may be combined with any similar report prepared by the Distributor or other entity.

(vi) The Distributor may also apply amounts it receives from the Fund pursuant to this Agreement to compensate itself for certain services rendered and expenses borne. These and the application of all other payments pursuant to this Section 6(c) shall comply in all respects with the terms of the Rule 12b-1 Plan (as in effect from time to time) that apply to those payments.

(vii) Except to the extent paid for out of payments pursuant to a Rule 12b-1 plan in compliance with this Section 6(c), the Distributor will, from its own resources, pay (or cause to be paid) all distribution expenses and costs relating to Class B, Class D, Class E or Class F shares.

Section 7. Indemnification.

The Distributor shall indemnify and hold harmless the Fund and each of its directors and officers (or former officers and directors) and each person, if any, who controls the Fund (collectively, “Indemnitees”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending against the same and any counsel fees reasonably incurred in connection therewith) incurred by any Indemnitees under the Securities Act or under common law or otherwise which arise out of or are based upon (1) any untrue or alleged untrue statement of a material fact contained in information furnished by the Distributor to the Fund for use in the Fund’s registration statement, Prospectus, or annual or interim reports to shareholders, (2) any omission or alleged omission to state a material fact in connection with such information furnished by the Distributor to the Fund which is required to be stated in any of such documents or necessary to make such information not misleading, (3) any misrepresentation or omission or alleged misrepresentation or omission to state a material fact on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible, unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Fund, or (4) the willful misconduct or failure to exercise reasonable care and diligence on the part of any such persons with respect to services rendered under this Agreement.

In case any action shall be bought against any Indemnitee, the Distributor shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Indemnitee, unless the Indemnitee shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnitee (or after the Indemnitee shall have received notice of such service on any designated agent), but failure to notify the Distributor or any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Distributor will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Indemnitees which are defendants in the suit. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Indemnitees which are defendants in the suit shall bear the fees and expenses of any additional counsel retained by them, but, in case the Distributor does not elect to assume the defense of any such suit the Distributor will reimburse the Indemnitees which are defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor shall promptly notify the Fund of the commencement of any litigation or proceedings in connection with the issuance or sale of the shares.

Section 8. Duration and Termination of This Agreement.

(a) This Agreement shall become effective as of the date first above written and, unless otherwise terminated, shall remain in force as to any class of shares of any Portfolio so long as continuance as to such Portfolio and class is specifically approved at least annually by the Board of Directors of the Fund, including a majority of those Directors who are not parties to this Agreement or interested persons of any such party, in person at a meeting called for the purpose of voting upon such approval.

(b) This Agreement may be terminated as to any or all Portfolios or classes of shares, without payment of any penalty:

(i)	by the Board of Directors of the Fund,

(ii)	by vote of a majority of the outstanding voting securities of the affected Portfolio or class,

(iii)	by the Distributor, or

(iv)	in the case of Class B, Class D, Class E or Class F shares of any Portfolio, by the directors who are not parties to this Agreement or interested persons of any such party;

in each case, effective on sixty days’ written notice to the other party. This Agreement shall automatically terminate as to any Portfolio or class in the event of its assignment with respect to that Portfolio or class.

(c) The terms “vote of a majority of the outstanding voting securities” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

Section 9. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

Section 10. Certain Amendments.

Any amendment to this Agreement shall be effective as to a Portfolio or class of shares only if it has been approved as to that Portfolio or class by the Board of Directors of the Fund, including a majority of those Directors that are not parties to this Agreement or interested persons of any such party, in person at a meeting called for the purpose of voting upon such approval.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Distribution Agreement on this the 30th day of April, 2007.

METROPOLITAN SERIES FUND, INC.

By:	John F. Guthrie
Title:	Vice President

METLIFE SECURITIES, INC.

By:	Charles E. Fuller
Title:	Vice President

Schedule A

BlackRock Aggressive Growth Portfolio

BlackRock Diversified Portfolio

BlackRock Strategic Value Portfolio

BlackRock Large Cap Value Portfolio

FI International Stock Portfolio

Harris Oakmark Large Cap Value Portfolio

FI Mid Cap Opportunities Portfolio

Neuberger Berman Mid Cap Value Portfolio

Oppenheimer Global Equity Portfolio

T. Rowe Price Large Cap Growth Portfolio

T. Rowe Price Small Cap Growth Portfolio

Lehman Brothers Aggregate Bond Index Portfolio

MetLife Stock Index Portfolio

MetLife Mid Cap Stock Index Portfolio

Morgan Stanley EAFE Index Portfolio

Russell 2000 Index Portfolio

Franklin Templeton Small Cap Growth Portfolio

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